Exhibit 99.1

Marinus Pharmaceuticals Announces Exclusive Collaboration with Orion Corporation for European Commercialization of Ganaxolone

Orion obtains rights to commercialize both the oral and IV franchises of ganaxolone in Europe

Collaboration supports mid-2022 European launch of oral ganaxolone for CDKL5 deficiency disorder, if approved; leverages Orion’s expertise in rare orphan diseases, antiepileptics and European commercialization

Marinus to receive €25 million (~$30 million) as an upfront fee and is eligible to receive up to €97 million (~$115 million) in R&D reimbursement, development and commercialization milestone payments, as well as tiered double-digit royalties on net sales in the European Economic Area, UK and Switzerland

08/03/2021

RADNOR, Pa.--(BUSINESS WIRE)-- Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced that it has entered into an agreement with Orion Corporation whereby Orion received exclusive rights to commercialize the oral and intravenous (IV) dose formulations of ganaxolone in the European Economic Area, United Kingdom and Switzerland for CDKL5 deficiency disorder (CDD), tuberous sclerosis complex (TSC) and refractory status epilepticus (RSE).

“Orion has a strong presence across Europe in rare neurological disorders, brings an extensive commercial infrastructure and is an ideal partner to introduce ganaxolone in Europe,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “This collaboration not only serves as an important step in our global development strategy for ganaxolone, it also represents the confidence Orion has in its potential. I believe that the collaboration allows both parties to share in the long-term success of ganaxolone.”

Under the agreement, Orion will pay Marinus €25 million (~$30 million) in cash as an upfront fee. Marinus is eligible to receive up to an additional €97 million (~$115 million) in R&D reimbursement and cash milestone payments based on specific clinical and commercial achievements, as well as tiered royalty payments based on net sales ranging from the low double-digits to high teens for the oral programs and the low double-digits to low 20s for the IV program. The upfront payment is subject to certain provisions associated with additional pre-clinical testing by Marinus, which is expected to be completed in Q1 2022.

Satu Ahomäki, Senior Vice President, Commercial Operations of Orion Corporation said, “We are pleased to be the partner of choice for Marinus in Europe. What we have seen so far with ganaxolone is encouraging and signifies an ongoing commitment to the rare epilepsy communities. I look forward to these efforts to advance effective medicines for these disorders. Ganaxolone could be a promising treatment option for patients suffering from rare epilepsies.”

As part of the agreement, Marinus will continue to be responsible for clinical development of ganaxolone, as well as regulatory approvals and submissions, including interactions with the European Medicines Agency (EMA). Marinus expects to file a European marketing authorization application (MAA) for ganaxolone for the treatment of seizures associated with CDD by the end of Q3 2021. Marinus will continue to manufacture and supply product to Orion pursuant to a supply agreement between the parties. Ganaxolone is expected to have at least 10 years of regulatory data protection in Europe.

Orion will be responsible for all pricing and reimbursement approvals as well as commercialization of ganaxolone in the European Economic Area (comprised of all 27 members of the European Union, Iceland, Liechtenstein and Norway). Additional territories include the United Kingdom and Switzerland. A Joint Steering Committee, comprised of two representatives from each party, will be set up to monitor and coordinate the development and commercialization activities.

“We believe that Orion’s commercial leadership has exceptional expertise in rare orphan diseases as well as a significant hospital and ICU presence to support development of IV ganaxolone alongside our oral franchise,” said Christy Shafer, Chief Commercial Officer of Marinus. “We remain committed to identifying opportunities throughout the rest of the world to help improve the lives of patients suffering from rare genetic epilepsies and seizure disorders.”

Guggenheim Securities, LLC served as the exclusive financial advisor to Marinus in connection with the collaboration transaction.

Marinus plans to host a conference call following the company’s upcoming second quarter 2021 financial results and business update on August 10, 2021, at 8:30 am ET. Webcast details to follow.

About Ganaxolone

Ganaxolone, a positive allosteric modulator of GABAA receptors, is an investigational product being developed in intravenous and oral formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Ganaxolone exhibits anti-seizure and anti-anxiety activity via its effects on synaptic and extrasynaptic GABAA receptors. Ganaxolone has been studied in more than 1,800 pediatric and adult subjects across various indications at therapeutically relevant dose levels and treatment regimens for up to more than two years.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have anti-seizure, antidepressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus completed the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder last year and is conducting a Phase 2 trial in tuberous sclerosis complex and a Phase 3 trial in refractory status epilepticus. For more information visit www.marinuspharma.com.

About Orion Corporation

Orion is a globally operating Finnish pharmaceutical company – a builder of well-being. Orion develops, manufactures and markets human and veterinary pharmaceuticals and active pharmaceutical ingredients. The company is continuously developing new drugs and treatment methods. The core therapy areas of Orion's pharmaceutical R&D are neurological disorders, oncology and respiratory diseases for which Orion develops inhaled pulmonary medication. Orion's net sales in 2020 amounted to EUR 1,078 million and the company had about 3,300 employees at the end of the year. Orion's A and B shares are listed on Nasdaq Helsinki.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected clinical development plans, our expectation regarding regulatory communications and submissions and product launches for ganaxolone, and the timing thereof, including the expectation to file a MAA with the EMA for ganaxolone for the treatment of seizures associated with CDD by the end of Q3 2021 and to have additional pre-clinical testing completed in Q1 2022; our expectations regarding the Orion collaboration, including the expected benefits of such collaboration and receipt of an upfront fee and potential R&D reimbursement and milestone and royalty payments thereunder; our expectation that ganaxolone is expected to have at least 10 years of regulatory data protection in Europe; the potential safety and efficacy of ganaxolone, as well as its therapeutic potential in a number of indications; our expectation to identify opportunities throughout the rest of the world to help improve the lives of more patients, including additional collaborations and global expanded access programs; and our strategy, business plans and focus.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to obtain, maintain, protect and defend intellectual property for our product candidates; the potential negative impact of third party patents on our or our collaborators’ ability to commercialize ganaxolone; delays, interruptions or failures in the manufacture and supply of our product candidate; the size and growth potential of the markets for the company’s product candidates, and the company’s ability to service those markets; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the company’s ability to obtain additional funding to support its clinical development programs; the company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the company’s product candidates; the potential for Orion to breach the collaboration or terminate the agreement in accordance with its terms; the potential for Orion to recoup a percentage of the upfront fee depending on the additional pre-clinical testing expected to be completed in Q1 2022; the effect of the COVID-19 pandemic on our business, the medical community and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. This list is not exhaustive and these and other risks are described in the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. and available at www.sec.gov. Any forward- looking statements that the company makes in this press release speak only as of the date of this press release. The company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations

Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com